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                                                               Exhibit 23.1


                            CONSENT OF KPMG LLP


The Board of Directors


Magma Design Automation, Inc.:


  We consent to the use of our report dated July 16, 2001, except as to note 12 which is as of August 7, 2001, on the consolidated financial statements of Magma Design Automation, Inc. and subsidiaries as of March 31, 2000 and 2001 and for each of the years in the three-year period ended March 31, 2001, included herein and to the references to our firm under the headings "Selected Financial Data" and "Experts" in the prospectus.


                                          /s/ KPMG LLP


Mountain View, California


August 14, 2001